QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21.1

Subsidiary List

Douglas Dynamics, L.L.C., a Delaware limited liability company

Douglas Finance Company, a Delaware corporation

Fisher, LLC, a Delaware limited liability company

QuickLinks

  EXHIBIT 21.1
Subsidiary List